FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-14

From: WELLS ABF SYNDICATE WELLS FARGO, WELLS FARGO SECURITI

Subject: New Issue CMBS: WFCM 2017-RB1 *Roadshow Details*

Date: 03/09, 2017 12:53:42

New Issue CMBS: WFCM 2017-RB1 *Roadshow Details*

Wednesday March 15th: NYC 1:1s

8:30AM - Booked

10:30AM - Open

12:30PM - Open

2:30PM - Open

Thursday March 16th

8:30AM EST: Hartford, CT – Max's Downtown - 185 Asylum St # 1

7:30AM CST: Minneapolis, MN – The Grand Hotel - 615 Second Avenue South

12:00PM EST: Boston, MA – Ritz Carlton - 10 Avery Street

1:30PM CST: Des Moines, IA – Des Moines Marriott Downtown – 700 Grand Avenue

Expected Announcement Date: Wednesday March 15th

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.